Exhibit 99.1

Cytokinetics, Incorporated	Burns McClellan, Inc.
Sharon Surrey-Barbari	Clay A. Kramer (investors)
SVP, Finance and CFO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006
CYTOKINETICS, INCORPORATED REPORTS
FOURTH QUARTER AND YEAR END 2005 FINANCIAL RESULTS
Company Provides Update on Development Programs and 2006 Guidance
SOUTH SAN FRANCISCO, CA, January 31, 2006 – Cytokinetics, Incorporated (Nasdaq: CYTK), reported revenues from research and development collaborations of $2.1 million for the fourth quarter of 2005. Net loss for the fourth quarter of 2005 was $11.1 million or $0.38 per share. As of December 31, 2005, cash, cash equivalents, restricted cash and marketable securities totaled $81.4 million.
“We made significant progress in 2005 by advancing both our oncology and cardiovascular programs. In the past year, we observed the first evidence of clinical activity for one of our drug candidates, ispinesib, and reported that data at the San Antonio Breast Cancer Symposium in December. We believe that these results demonstrated encouraging anti-cancer activity supportive of further clinical investigation,” stated James H. Sabry, M.D., Ph.D., President and Chief Executive Officer. “By the end of 2006, we expect our novel drug candidates to be or to have been evaluated in up to 20 clinical trials and anticipate the initiation over the next 12-18 months of clinical trials for two additional potential drug candidates. Our platform of drug discovery directed to cytoskeletal pharmacology continues to generate novel mechanism compounds and we look forward to further clinical trials data in 2006 that support the potential therapeutic value of these compounds.”
Company Highlights
•	In December, interim data from an ongoing Phase II clinical trial of ispinesib (SB-715992), our novel Kinesin Spindle Protein (KSP) inhibitor, were presented at the 2005 San Antonio Breast Cancer Symposium. The clinical poster presentation highlighted results from an ongoing Phase II clinical trial that is designed to assess the safety, tolerability and efficacy of ispinesib in patients with locally advanced or metastatic breast cancer. At the time of the interim analysis, the best overall responses observed with ispinesib had been partial responses in 3 of 33 evaluable patients as measured by the Response Evaluation Criteria in Solid Tumors (RECIST). These three patients had maximum decreases in tumor size ranging from 46% to 68% with the duration of response ranging from 7.1 weeks to 13.4 weeks. The overall response rate for all 33 evaluable patients was 9% with a median time to progression of 5.7 weeks. The adverse events were manageable, predictable and consistent with the Phase I clinical trial experience of ispinesib. The most common adverse event was Grade 4 neutropenia. This clinical trial has progressed to the second stage of enrollment in which an additional 25 patients are planned to be evaluated.

•	In the fourth quarter, Cytokinetics continued a Phase I clinical trial with CK-1827452, our novel small molecule activator of cardiac myosin, for the treatment of patients with heart failure. This Phase I clinical trial, being conducted in the United Kingdom, is a double-blind, randomized, placebo-controlled clinical trial evaluating the safety, tolerability, pharmacokinetics and pharmacodynamic profile of CK-1827452 in an intravenous formulation in normal healthy volunteers. This dose-escalating clinical trial will also measure effects of the drug candidate on left ventricular function assessed through serial echocardiograms. In December, Cytokinetics selected CK-1827452 as a development candidate for the potential treatment of patients with chronic heart failure using an oral formulation in the outpatient setting.

•	During the fourth quarter, GlaxoSmithKline (GSK) completed patient enrollment and initiated data collection from Stage 1 of a Phase II clinical trial designed to evaluate ispinesib as monotherapy in the second-line treatment of patients with advanced non-small cell lung cancer (NSCLC) whose disease had initially responded and then relapsed following a platinum-containing regimen. In addition, GSK continued to enroll patients in a Phase II clinical trial designed to evaluate ispinesib as monotherapy in the second-line treatment of patients with advanced ovarian cancer.

•	In November, Cytokinetics and GSK presented data from two Phase Ib combination clinical trials of ispinesib at the 2005 AACR-NCI-EORTC International Meeting in Philadelphia that suggest ispinesib has an acceptable tolerability profile and no pharmacokinetic interactions when used in combination with each of two common chemotherapeutic
-more-

Cytokinetics Q4 Financials Press Release
January 31, 2006

agents in patients suffering from advanced solid tumors. One presentation contained data from an ongoing clinical trial that demonstrated that the combination of ispinesib and capecitabine appears to have an acceptable tolerability profile on the clinical trial’s treatment schedule. The second presentation contained data from a clinical trial that demonstrated that the combination of ispinesib with docetaxel has an acceptable tolerability profile on a once every 21 day schedule. The regimen-limiting toxicity in this second clinical trial was prolonged (> 5 days) Grade 4 neutropenia which was consistent with the Phase I experience and clinical experience.

•	GSK continued to enroll patients in a third dose-escalating Phase Ib clinical trial, designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib in combination with carboplatin.

•	The National Cancer Institute (NCI), in collaboration with GSK, continued patient enrollment in five additional Phase II clinical trials of ispinesib. In these trials, ispinesib is being evaluated in the first-line or second-line treatment of patients with head and neck cancers, the second-line treatment of patients with hormone-refractory prostate cancer, the second-line treatment of patients with colorectal cancer, the first-line treatment of patients with hepatocellular cancer and the first-line treatment of patients with melanoma. In addition, the NCI plans to initiate an additional Phase II clinical trial to evaluate the potential efficacy of ispinesib as second-line treatment of patients with renal cell cancer.

•	The NCI, in collaboration with GSK, continued patient enrollment in two additional Phase I clinical trials designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib on a more dose-dense schedule than in other clinical trials conducted to date by GSK or the NCI. One clinical trial is enrolling patients with advanced solid tumors that have failed to respond to all standard therapies. The other clinical trial is enrolling patients with acute leukemia, chronic myelogenous leukemia or advanced myelodysplastic syndromes.

•	During the fourth quarter, GSK continued to enroll patients in a dose-escalating Phase I clinical trial of SB-743921, our second KSP inhibitor. This clinical trial is designed to evaluate the safety, tolerability and pharmacokinetics of SB-743921 in advanced cancer patients.

•	In December, GSK selected a novel small molecule development candidate, GSK-923295, directed against a second mitotic kinesin target, Centromere-Associated Protein E (CENP-E), under the broad strategic alliance between GSK and Cytokinetics established in June 2001. CENP-E is directly involved in coupling the mechanics of mitosis with the mitotic checkpoint signaling machinery. These processes are essential to cell proliferation. The selection of the development candidate triggered a milestone payment of $500,000 from GSK to Cytokinetics under the terms of the strategic alliance.

•	During the fourth quarter, Cytokinetics entered into a committed equity financing facility with Kingsbridge Capital Limited, a private investment group, in which Kingsbridge has committed to provide up to $75.0 million of capital over the next three years through the purchase of newly-issued shares of Cytokinetics’ common stock. Under the terms of the agreement, Cytokinetics can, subject to certain conditions and limitations, determine the exact timing and amount of any draw-downs.

•	In January 2006, Cytokinetics sold $33.0 million of its common stock in a registered direct offering pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission. Under the terms of the transaction, Cytokinetics sold 5.0 million shares of common stock at a price of $6.60 per share to a select group of institutional investors. Pacific Growth Equities, LLC acted as a financial advisor to Cytokinetics on this offering. Net proceeds from the offering were approximately $31.9 million after all offering expenses.
Financials
Revenues from research and development collaborations for the fourth quarter of 2005 were $2.1 million, compared to revenues in the fourth quarter of 2004 of $2.2 million. Revenues were derived from research collaborations with GSK and AstraZeneca. The decline in collaborative research revenues for the fourth quarter of 2005, as compared to the fourth quarter of 2004, was a result of a reduction in funding of $0.6 million, partially offset by higher milestone revenue of $0.5 million.
Total research and development (R&D) expenses in the fourth quarter of 2005 were $10.7 million, compared to $11.2 million for the same period in 2004. The decreased spending in the fourth quarter of 2005 was primarily due to a reduction in spending related to Cytokinetics’ proprietary technologies and early research programs, offset in part by increased spending related to the advancement of Cytokinetics’ oncology and cardiovascular programs.
Total general and administrative (G&A) expenses for the fourth quarter of 2005 were $3.1 million, a decrease of $0.2 million from $3.3 million for the same period in 2004. The decrease over the prior year was primarily due to property taxes recorded in 2004, partially offset by increased outside services in 2005 associated with being a public company.

Cytokinetics Q4 Financials Press Release
January 31, 2006

The net loss for the three months ended December 31, 2005 was $11.1 million, or $0.38 per share. This compares to a net loss of $11.8 million, or $0.42 per share, for the same period in 2004.
Cytokinetics also reported results of its operations for the twelve months ended December 31, 2005. Revenues from research and development collaborations and grants for the twelve month period were $8.9 million, compared to revenues of $13.4 million for the same period in 2004. The $4.5 million decrease in revenues for the twelve months ended December 31, 2005, as compared to the same period in 2004, was primarily due to the receipt of $3.3 million in milestone payments from GSK in 2004 compared with a $0.5 million milestone payment in 2005, along with a reduction in funding of $1.7 million primarily by GSK in 2005. The milestone payments of $3.3 million from GSK in 2004 were primarily related to the initiation of a Phase II clinical trials program for ispinesib. The milestone payment of $0.5 million in 2005 was related to the selection of a second mitotic kinesin development candidate, GSK-923295, by GSK in the fourth quarter of 2005.
Total R&D expenses for the twelve months ended December 31, 2005 were $40.6 million, compared to $39.9 million for the same period in 2004. The increased spending in 2005 was primarily due to the advancement of Cytokinetics’ oncology and cardiovascular programs, partially offset by decreased spending on proprietary technologies and early research programs.
Total G&A expenses for the twelve months ended December 31, 2005 were $13.0 million, compared to $12.0 million for the same period in 2004. The increase in G&A expenses was primarily due to increased outside services associated with being a public company.
The net loss for the twelve months ended December 31, 2005 was $42.3 million, or $1.48 per share, compared to a net loss of $37.2 million, or $1.88 per share, for the same period in 2004.
Financial Guidance for 2006
Cytokinetics also announced its financial guidance for 2006. Cytokinetics’ revenue guidance for 2006 is in the range of $4.0 to $5.0 million. Guidance for R&D expenses is in the range of $67.0 to $71.0 million and G&A expense guidance is in the range of $18.0 to $20.0 million. This guidance includes the estimated effects of Cytokinetics’ adoption in the first quarter of 2006 of FAS 123R, Share-Based Payments, which requires the expensing of stock-based compensation. Cytokinetics estimates non-cash stock-based compensation expense under FAS123R to be approximately $5.1 million in 2006.
During 2006, Cytokinetics will provide updates of its financial guidance for the year at each quarterly financial reporting period.
Company Milestones for 2006
Oncology
Ispinesib (SB-715992)
•	Data anticipated from the platinum-sensitive treatment arm of GSK’s Phase II NSCLC clinical trial in the first quarter of 2006.

•	Additional data anticipated from GSK’s Phase II clinical trial of second- or third-line therapy in patients with breast cancer in 2006.

•	Data anticipated from GSK’s Phase II clinical trial of second-line therapy in patients with ovarian cancer in the first half of 2006.

•	Data anticipated from GSK’s Phase Ib clinical trial evaluating ispinesib in combination with carboplatin in the first half of 2006.

•	Data anticipated from one or more of the NCI’s five ongoing Phase II clinical trials in 2006.

•	Initiation of an NCI Phase II clinical trial in the treatment of patients with renal cell cancer in 2006.

•	Data anticipated from one or both of the NCI’s two ongoing Phase I clinical trials in 2006.
SB-743921
•	Additional data anticipated from GSK’s Phase I clinical trial in advanced solid tumor patients in the first half of 2006.

Cytokinetics Q4 Financials Press Release
January 31, 2006

•	Expected initiation of our Phase I/II clinical trial in patients with Non-Hodgkin’s Lymphoma in the first quarter of 2006.
GSK-923295
•	Expected IND filing by GSK in 2006.
The clinical trial milestones for the oncology program are based on information provided by GSK or NCI. The occurrence of these events is outside of our control.
Cardiovascular
CK-1827452, intravenous formulation
•	Data anticipated from our Phase I clinical trial in healthy volunteers in the first half of 2006.

•	Expected initiation of our Phase II clinical trials program in the second half of 2006.
CK-1827452, oral formulation
•	Expected initiation of our Phase I oral bioavailability clinical trial in the second half of 2006.
Annual Stockholders’ Meeting
Cytokinetics’ Annual Stockholders’ Meeting will be held at the Embassy Suites in South San Francisco, CA at 10:00 AM on May 25, 2006.
Conference Call and Webcast Information
Members of our management team will review fourth quarter results via webcast and conference call today at 4:30 PM Eastern Time. The webcast can be accessed in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 4707088.
An archived replay of the webcast will be available via Cytokinetics’ website until February 28, 2006. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 4707088 from January 31, 2006 at 5:30 PM Eastern Time until February 7, 2006.
About Cytokinetics
Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and may therefore be less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline (GSK) have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GSK is conducting Phase II and Ib clinical trials for ispinesib (SB-715992) and a Phase I clinical trial for SB-743921. Ispinesib, SB-743921 and GSK-923295 are being developed under the broad strategic alliance with GSK. Cytokinetics’ heart failure program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics recently initiated a Phase I human clinical trial with CK-1827452, a novel small molecule cardiac myosin activator, for the treatment of acute heart failure and also selected CK-1827452 as a potential drug candidate for the treatment of chronic heart failure via oral administration. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the

Cytokinetics Q4 Financials Press Release
January 31, 2006

protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected initiation, timing, scope, enrollment and results of Cytokinetics’ and Cytokinetics’ partners’ clinical development and research programs, including Cytokinetics’ research and development milestones for 2006 and anticipated dates of release of data from clinical trials, statements regarding our financial guidance, including expected revenues and R&D and G&A expenses for 2006, and statements regarding the potential benefits of Cytokinetics’ drug candidates and potential drug candidates and the enabling capabilities of Cytokinetics’ proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to decisions by GSK and the NCI to postpone or discontinue development efforts for one or more compounds and other potential difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs), the timing and receipt of funds under Cytokinetics’ collaborations and the implementation and maintenance of procedures, policies, resources and infrastructure relating to compliance with new or changing laws, regulations and practices applicable to public companies. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
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Cytokinetics Q4 Financials Press Release
January 31, 2006

Condensed Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Revenues:
Research and development and grant revenues	$1,444	$1,526	$6,112	$10,642
License revenues	700	700	2,800	2,800

Total revenues	2,144	2,226	8,912	13,442

Operating Expenses:
Research and development	10,735	11,213	40,570	39,885
General and administrative	3,105	3,303	12,975	11,991

Total operating expenses	13,840	14,516	53,545	51,876

Operating loss:	(11,696)	(12,290)	(44,633)	(38,434)

Interest and other income	760	626	2,916	1,785
Interest and other expense	(145)	(156)	(535)	(549)

Net loss	$(11,081)	$(11,820)	$(42,252)	$(37,198)

Net loss per common share — basic and diluted	$(0.38)	$(0.42)	$(1.48)	$(1.88)

Weighted average shares used in computing net loss per common share — basic and diluted	28,844,212	28,265,365	28,582,145	19,779,123

Cytokinetics Q4 Financials Press Release
January 31, 2006

Condensed Balance Sheet Data
(in thousands)
(unaudited)

	December 31,	December 31,
	2005	2004
Assets

Cash and cash equivalents	$13,515	$13,061

Short term investments	62,697	92,637

Other current assets	2,652	3,369

Total current assets	78,864	109,067

Long term investments	—	4,555

Property and equipment, net	6,178	7,336

Restricted investments	5,172	5,980

Other assets	1,247	1,163

Total assets	$91,461	$128,101

Liabilities and centers’ equity

Current liabilities	$11,264	$11,039

Long-term obligations	6,636	9,506

Stockholders’ equity	73,561	107,556

Total liabilities and stockholders’ equity	$91,461	$128,101